Welwind Energy International Corp. Signs $1,500,000 Financing for Zhanjiang and Yangxi Wind Farms -- Company Working to Remove 'E' on Trading Symbol

Tuesday November 28, 9:00 am ET

SAN DIEGO, Nov. 28, 2006 (PRIME NEWSWIRE) -- Welwind Energy International Corp. (OTC BB:WWEIE.OB - News) (the ``Company'') is pleased to announce that it has successfully signed a second private placement for US$1,500,000. Proceeds of the private placement are for the development of the Zhanjiang Wind Farm and the Yangxi Project.

Currently the company is listed under the trading symbol WWEIE due to the late filing of its quarterly. Merging of the parent company and the subsidiary's books from Chinese Renminbi (RMB) along with an independent audit of the acquisition have caused a delay in the company's filing. The company has 30 days in order to meet the NASDAQ requirements but anticipates filing within the next 10 business days.
ABOUT WELWIND

Welwind views wind power as becoming one of the most efficient power sources globally. The company was founded in 2005 to build, own and operate wind farms on an international scale. The company has been engaged in acquiring capital and technology for the production of electricity from wind energy and is presently engaged in the research of wind energy development opportunities along the coast of the South China Sea in the Province of Guangdong.

This news release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements, which are other than statements of historical facts. These statements are subject to uncertainties and risks including, but not limited to, risks set forth in documents filed by the company from time to time with the Securities and Exchange Commission. All such forward-looking statements, whether written or oral, and whether made by, or on behalf of, the Company, are expressly qualified by these cautionary statements and any other cautionary statements which may accompany the forward-looking statements. In addition, the Company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.

Contact:
Welwind Energy International Corp.
(866) 677-2272
(604) 460-8487
information@welwind.com
www.welwind.com

Source: Welwind Energy International Corporation